THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
Exhibit 12
Computation of Ratios
(In thousands, except ratios)


                                     Three Months Ended  Nine Months Ended
                                        September 30        September 30
                                     ------------------  ------------------
                                        1996     1995      1996     1995
                                       -----    -----     -----    -----
EARNINGS:
Income (loss) before income taxes  $(136,524)  178,105   196,007  469,505
Add: fixed charges                    18,600    21,073    53,304   57,809
                                     -------   -------   -------  -------
   Income (loss), as adjusted      $(117,924)  199,178   249,311  527,314
                                     =======   =======   =======  =======

FIXED CHARGES:
Interest costs                       $13,071    15,703    38,220   41,060
Rental expense (1)                     5,529     5,370    15,084   16,749
                                     -------   -------   -------  -------
   Total fixed charges               $18,600    21,073    53,304   57,809
                                     =======   =======   =======  =======

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS:
Fixed charges                        $18,600    21,073    53,304   57,809
PSOP preferred stock dividends         4,458     4,523    13,422   13,615
Dividends on monthly income
 preferred securities                  3,105     3,105     9,315    4,658
                                     -------   -------   -------  -------
    Total fixed charges and preferred
     stock dividends                 $26,163    28,701    76,041   76,082
                                     =======   =======   =======  =======

Ratio of earnings to fixed charges (2)     -      9.45      4.68     9.12
                                     =======   =======   =======  =======

Ratio of earnings to combined fixed charges
 and preferred stock dividends (2)         -      6.94      3.28     6.93
                                     =======   =======   =======  =======

(1) Interest portion deemed implicit in total rent expense.

(2) The 1996 third quarter loss was inadequate to cover "fixed charges" by $136.5 million and "combined fixed charges and preferred stock dividends" by $144.1 million.